Exhibit 12.1

AMERICAN WATER CAPITAL CORP.

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

	2002	2003	2004	2005	2006	6 mos ended 2007	Proforma 12 mos ended 2006	Proforma 6 mos ended 2007
Income (loss) from continuing operations before income taxes	$—	$—	$—	$—	$—	$—	$—	$—
Fixed Charges:
Interest, dividend on Mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	70,734	85,212	66,093	103,733	134,390	59,932	250,813	224,298

Total fixed charges	70,734	85,212	66,093	103,733	134,390	59,932	250,813	224,298

Income from continuing operations plus fixed charges	70,734	85,212	66,093	103,733	134,390	59,932	250,813	224,298

Total fixed charges	70,734	85,212	66,093	103,733	134,390	59,932	250,813	224,298
Total fixed charges and preferred dividends	70,734	85,212	66,093	103,733	134,390	59,932	250,813	224,298

Ratio of earnings to combined fixed charges and preferred dividends	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00

For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, interest on mandatory redeemable preferred stock, and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC.

AMERICAN WATER WORKS COMPANY, INC.

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

	2002	2003	2004	2005	2006	6 mos ended 2006	6 mos ended 2007	Proforma 12 mos ended 2006	Proforma 6 mos ended 2007
Income (loss) from continuing operations before income taxes	$(149,522)	$102,411	$125,428	$(224,151)	$(108,938)	48,211	$86,792	$(42,703)	$(87,009)

Fixed Charges:
Interest, dividend on Mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	26,734	284,860	319,731	349,851	371,247	180,758	145,480	303,322	144,753
Interest factor in rentals	400	6,623	10,526	11,554	12,045	6,023	6,273	12,045	6,273
Interest costs from discontinued operations	—	(22)	67	21	(322)	9	(56)	—	—

Total fixed charges	27,134	291,461	330,324	361,426	382,970	186,790	151,697	315,367	151,026

Income from continuing operations plus fixed charges	(122,388)	393,872	455,752	137,275	274,032	235,001	238,489	272,664	238,035

Preferred dividend requirements	—	225	225	225	225	113	113	225	113
Ratio of pre-tax income to net income	0.94	2.43	2.12	0.81	0.70	1.71	1.66	0.37	1.66
Preferred dividend factor (1)	—	547	478	183	157	193	187	83	187
Total fixed charges	27,134	291,461	330,324	361,426	382,970	186,790	151,697	315,367	151,026

Total fixed charges and preferred dividends	27,134	292,008	330,801	361,609	383,128	186,983	151,884	315,450	151,213

Ratio of earnings to combined fixed charges and preferred dividends (2)	—	1.35	1.38	—	—	1.26	1.57	—	1.57

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, referred to as AFUDC, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, interest on mandatory redeemable preferred stock, and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC.

(1)	Represents the amount of pre-tax earnings required to cover the dividends associated with preferred stock without mandatory redemption requirements.
(2)	For the years ended December 31, 2002, 2005 and 2006 earnings was insufficient to cover fixed charges and there was a deficiency of $149.5 million, $224.3 million and $109.1 million, respectively. On a pro forma basis after giving effect to the Transactions earnings would have been insufficient to cover fixed charges and there would have been a deficiency of $42.8 million for the year ended December 31, 2006.